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                                                                 EXHIBIT 4.9cccc

                                    WAFERTECH
                        2004 EMPLOYEE STOCK OPTIONS PLAN


1.     PURPOSE

       The purpose of the WaferTech 2004 Employee Stock Options Plan (the "Plan") is to promote the interests of the Company and its shareholders by attracting and retaining the high-tech talents/professionals of the Company and its subsidiaries by means of incentives in the form of stock options.

2.     DEFINITIONS

      (a) "Board" shall mean the Board of Directors of the Company.

      (b) "Committee" shall mean the committee appointed by the Board, in accordance with Section 3(a) hereof, to administer the Plan.

      (c) "Common Stock" shall mean the voting common stock of Taiwan Semiconductor Manufacturing Company Limited ("TSMC").

      (d) "Company" shall mean WaferTech, LLC, a Delaware limited liability company.

      (e) "Employee" shall mean any individual who is employed by the Company.

      (f) "Exercise Price" of the options shall be the closing price of the common shares of TSMC on the date that the options are granted as may be subsequently adjusted pursuant to Section 8 herein.

      (g) "Option" shall mean an option to purchase Common Stock granted pursuant to the Plan.

      (h) "Optionee" shall mean any person who holds an Option pursuant to the Plan.

      (i) "Outside Director" shall mean a non-employee member of the Board who
      (1) is not a current employee of the Company; and (2) does not receive compensation for prior services (other than benefits under a tax-qualified retirement plan) from the Company during a taxable year in which he or she serves on the Committee.

      (j) "Plan" shall mean this WaferTech 2004 Employee Stock Options Plan as it may be amended from time to time.

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      (k) "Purchase Price" shall mean at any particular time the Exercise Price times the number of Shares for which an Option is being exercised.

      (l) "Share" shall mean one share of authorized Common Stock.

      (m) "TSMC Plan" shall mean the TSMC 2004 Employee Stock Options Plan.

3.    ADMINISTRATION.

      (a)  The Committee

      The Plan shall be administered by a Committee of Outside Directors that shall consist of not less than two members, who during the one year prior to service as an administrator of the Plan, shall not have been granted or awarded equity securities pursuant to the Plan.

      (b)  Powers of the Committee

      Subject to the provisions of the Plan, the TSMC Plan, and applicable laws and regulations, the Committee shall have the authority, in its discretion and on behalf of the Company:

           (i) to grant Options;

           (ii) to determine the Exercise Price per Share of Options to be granted;

           (iii) to determine the Employees to whom, and the time or times at which, Options shall be granted and the number of Shares for which an Option will be exercisable;

           (iv) to interpret the Plan;

           (v) to prescribe, amend, and rescind rules and regulations relating to the Plan;

           (vi) to determine the terms and provisions of each Option granted and, with the consent of the holder thereof, modify or amend each Option;

           (vii) to accelerate or defer, with the consent of the Optionee, the exercise date of any Option;

           (viii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Committee;

           (ix) with the consent of the Optionee, cancel and regrant an Option previously granted by the Committee; and

           (x) to make all other determinations deemed necessary or advisable for the administration of the Plan.

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      (c)  Committee's Interpretation of the Plan

      The interpretation and construction by the Committee of any provision of the Plan or of any Option granted hereunder shall be final and binding on all parties claiming an interest in an Option granted under the Plan. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option.

4.    PERIOD AND NATURE OF THE OPTION GRANT

      The Committee on behalf of the Company may grant the Options in one or more tranches within one (1) year after the TSMC Plan has become effective. The actual dates of grant will be determined by the Committee. Options shall be evidenced by written stock option agreements between the Optionee and the Company in such form as the Committee shall from time to time determine. No Option or purported Option shall be a valid and binding obligation of the Company unless so evidenced in writing.

5.    OPTIONEE

      Each Optionee shall be a regular full-time Employee of the Company, or in a subsidiary in which the Company's shareholding with voting rights, directly or indirectly, is more than fifty percent (50%). Whether an Employee is entitled to receive Options, and the number of Options to be received, shall be subject to approval by the Committee, and based on job grade, performance, contribution, special achievement and/or years of employment. In connection therewith, the Committee shall seek the advice and counsel of the Chairman and Compensation Committee of the Board of Directors of TSMC. The number of Shares subject to Options granted to any one Optionee in any tranche shall not exceed ten percent (10%) of the total number Shares subject to Options granted in that tranche, and the total number of Shares subject to Options to be exercised by any one Optionee within each fiscal year shall not exceed one percent (1%) of the outstanding common shares of TSMC at the year-end.

6.    MAXIMUM NUMBER OF OPTIONS TO BE GRANTED

      The maximum number of Options authorized to be granted with respect to the Plan shall be Eleven Million (11,000,000) units, with one (1) unit entitled to subscribe to one (1) Share. The number of Shares for which an Option is exercisable at any time shall not exceed the number of Shares remaining available for issuance under the Plan. No Option shall be granted

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      with respect to the Plan, however, if the aggregate number of Shares issued or issuable to all past and present Optionees under the Plan would thereupon exceed eleven million (11,000,000 ) Shares, which is the maximum aggregate number of Shares that have been authorized by TSMC for issuance under the Plan. The Committee shall consult with a designated officer of TSMC prior to granting any Options with respect to the Plan to ensure compliance with the foregoing limitation. The limitations established by this Section 6 shall be subject to adjustment in the manner provided in
      Section 8 hereof upon the occurrence of an event specified therein.

7.    TERMS AND CONDITIONS

      (a)    Exercise Price

      The Exercise Price of the Options is defined in Section 2(f) hereof.

      (b)    Vesting Schedule

      An Optionee may not exercise his or her Option for any Shares until the Option, in regard to such Shares, has vested. Each stock option grant agreement shall include a vesting schedule in accordance with this Section which shall show when the Option becomes exercisable. The vesting schedule shall not impose upon the Company any obligation to retain the Optionee in its employ or under contract for any period of time or otherwise change the employment-at-will status of an Optionee who is an employee of the Company. The Options will not vest in the first two (2) years ("Waiting Period") and may be exercised in accordance with the following schedule. Except as may be shortened in the Plan or by the Committee, the options shall be valid for ten (10) years from the date of grant and may not be transferred, except by inheritance, enforceable court order, or in accordance with applicable law, rule or regulation. The following is the vesting schedule:

       Years after Grant              Percent Vesting
       -----------------              ---------------
       2 years                        50%
       3 years                        75%
       4 years and after              100%

       (c) After the Company grants an Option to an Optionee, the Committee shall, in its sole discretion, have the right to revoke and cancel unvested Options in the event that the Optionee commits serious misconduct or violates his/her employment contract or policies of

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      the Company.

      (d)  Termination of Employment

      If an Optionee's employment with the Company is terminated for any reason, the Optionee shall exercise his/her vested Options in accordance with the following provisions, subject to the ten-year limit set forth in Section 7(b) above:

           (i) Voluntary Termination or Terminated by the Company in Accordance with applicable state or Federal laws --

           If an Optionee's employment by the Company is either voluntarily terminated by the Optionee or by the Company in accordance with applicable state or Federal laws, the Optionee's Options vested in accordance with the schedule set forth in Section 7(b) above must be exercised within three (3) months from the employment termination date. Any Options unvested as of the employment termination date or not exercised within three (3) months from the employment termination date shall expire and become invalid.

           (ii) Retirement --

           If an Optionee's employment by the Company is terminated because the Optionee retires in accordance with the then current policies of the Company, all Options granted to the Optionee as of the employment termination date shall completely vest and be exercisable following the Waiting Period, regardless of the vesting schedule set forth in
           Section 7(b) above. The Optionee shall exercise all Options within one (1) year from the later of: (x) the date of retirement; or, (y) the end of the Waiting Period, whichever date is later. Any Options not exercised within the time frame set forth in the immediately preceding sentence shall expire and become invalid.

           (iii) Temporarily on Leave Without Pay --

           If the Optionee is approved to be temporarily on leave without pay in accordance with the then current policies of the Company or applicable law, rule or regulation, his/her vested Options shall be exercised within three (3) months from the effective date of the temporary leave; otherwise, the right to exercise options shall be deferred until the Optionee's reinstatement. For unvested Options, the accumulation of years of employment with respect to the vesting schedule set forth in Section 7(b) above shall suspend during the period of the Optionee's temporary leave and shall resume after the Optionee's reinstatement, subject to the ten-year limit set forth in
           Section 7(b) above.

           (iv) Death --

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           If an Optionee dies while employed by the Company, his/her Options vested in accordance with the schedule set forth in Section 7(b) above, as of the date of his/her death, shall be exercised by the Optionee's inheritor within one (1) year from the death of the Optionee. Any Options unvested upon the death of the Optionee or not exercised within one (1) year of his/her death shall expire and become invalid.

           (v)  Death or Disability Caused by Work Injury --

                (1) Regardless of the vesting schedule set forth in Section 7(b) above, if an Optionee ceases to be employed by the Company due to any permanent total disability caused by a work related injury, on such date all Options he/she were granted shall immediately vest and become exercisable, subject only to the Waiting Period. The Optionee shall exercise his/her vested Options within one (1) year from the later of: (x) the date he/she ceases to be employed by the Company; or, (y) the end of the Waiting Period, whichever date is later. Any Options not exercised within the time frame set forth in the immediately preceding sentence shall expire and become invalid.

                (2) Regardless of the vesting schedule set forth in Section 7(b) above, if an Optionee ceases to be employed by the Company due to his/her death caused by a work related injury, on such date all Options they were granted shall immediately vest and become exercisable by the Optionee's inheritor, subject only to the Waiting Period. The inheritor shall exercise the Options within one (1) year from the later of: (x) the death of the Optionee; or, (y) the end of the Waiting Period, whichever date is later. Any Options not exercised within the time frame set forth in the immediately preceding sentence shall expire and become invalid.

           (vi) Transfer to Affiliates --

           If an Optionee is transferred to an affiliate of TSMC or of the Company, due to the necessity of the operations of the Company, the rights of the Optionee and obligations of the Company with respect to the Options granted shall not be affected by such transfer.

           (6) Invalidated Options

           Any invalidated options shall be cancelled.

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8.     ADJUSTMENTS OF THE EXERCISE PRICE AND NUMBER OF GRANTED OPTIONS

       (a) The Exercise Price of each Option shall be subject to adjustment in accordance with the following formula (to be rounded to the nearest tenth) upon the occurrence of events relating to changes in paid-in capital of TSMC, as a result of capitalization of retained earnings or capital reserves.

            NEP = OEP x [N/(N+ n)]

            Where:   NEP = the Exercise Price after such adjustment

                     OEP = the Exercise Price before such adjustment

                     N = the number of outstanding common Shares before issue (the number of treasury Shares which have not been transferred or cancelled, or convertible bonds, shall not be included)

                     n = the number of new common Shares arising from the capitalization of retained earnings or capital reserves

       (b) The Exercise Price will not be adjusted in case of issuance of new Common Stock in connection with mergers involving either the Company or TSMC.


9.     ISSUANCE OF ADDITIONAL OPTIONS

       Upon the occurrence of TSMC's capitalization of retained earnings or capital reserves, in addition to adjusting the exercise price in accordance with provisions set forth in Section 8(a) above, the Company will issue additional options in proportion to the increase of paid-in capital (only integral options will be issued and any fractional options resulting therefrom will be disregarded) at the adjusted price to holders of existing unvested or unexercised options, provided that there are sufficient common shares reserved for granting the options as specified in the Articles of Incorporation of TSMC.

10.    PROCEDURES FOR EXERCISING OPTIONS

       (a) Subject to the Company's Insider Trading Policy, except during a period in which the exercise of Options is not permitted by relevant laws and regulations, the Optionee may exercise his/her Options in accordance with the vesting schedule set forth in Section 7(b)

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      above by submitting a written notice (the "Exercise Notice") to the
      Company.

      (b) The Company shall inform the Optionee of the payment needed for exercising the Options to a designated bank upon the receipt of the Exercise Notice, and the Purchase Price shall be payable in full in cash. The Exercise Notice shall not be withdrawn once given.

      (c) The Company shall cause TSMC to register the Optionee and his/her shares in the shareholders record upon confirmation of payment.

11.   MISCELLANEOUS

      (a) The Plan, and its amendments, shall become effective when the TSMC Plan is approved by the relevant authority and upon approval from the Committee.

      (b) Any other matters not set forth in the Plan shall be dealt with in accordance with the applicable laws and regulations by the Committee, whose decisions regarding the Plan and its administration shall be final.

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